SILVER STAR PROPERTIES REIT, INC.
AND HARTMAN XX LIMITED PARTNERSHIP
2023 INCENTIVE AWARD PLAN
FIRST AMENDMENT

1.Amendment. This First Amendment to the Silver Star Properties REIT, Inc. and Hartman XX Limited Partnership 2023 Incentive Award Plan (“Amendment”) is intended to amend certain provisions in the Plan to allow for the issuance of the Awards described below. Except as otherwise provided herein the terms used in this Amendment shall have the meaning provided in the Plan. Section 10.1 of the Plan provides, except as otherwise provided in Section 10.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the EC. No amendment, suspension or termination of the Plan shall, without the consent of the applicable Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. Nothing in this Amendment is intended to impair any rights or obligations under any existing Award.

2.Purpose. Article 1 of the Plan is hereby supplemented with the following. Due to the forfeiture of certain Performance Units, the Plan has Performance Units available. The Company intends to employ a new CEO. As part of the compensation package with such CEO the Company may issue such CEO up to three separate Awards. In addition, the Company intends to issue Awards to the general counsel and another Company officer, and the amounts for such Awards shall be determined by the EC. The EC has reviewed and approved the issuance of such Awards. However, each Award will have a one-year vesting period rather than the three-year vesting period in the Plan. The three separate Awards for the CEO are further described as follows. As of the effective date of the related employment agreement between the Company and the CEO (“CEO Employment Agreement”), the CEO shall receive an Award of 250,000 Performance Units which shall vest one (1) year from the date of grant. If the term of the CEO Employment Agreement is still in effect, on August 21, 2024, CEO shall receive an additional Award of 300,000 Performance Units which shall vest one (1) year from the date of grant. If the term of the CEO Employment Agreement is still in effect, on August 21, 2025, CEO shall receive an additional Award of 450,000 Performance Units which shall vest one (1) year from the date of grant.

3.Number of Shares/AO LTIP Unit Individual Award Limit. The Share Limit has not changed, however, the Individual Award Limit for the CEO shall be determined by the EC.

4.Vesting. Wherever the Plan requires a three-year vesting period for an Award, the Awards describer herein will have a one year vesting period from the date of grant.

5.Eligible Individual. Section 11.14 of the Plan is replaced with the following: “11.14 “Eligible Individual” shall mean Gerald W. Haddock, Jack I. Tompkins, and James S. Still who are the members of the EC, the CEO, and such other officers of the Company as determined by the EC.”

6.Amendment/Plan. Except as modified herein the Plan continues in full force and effect and this Amendment shall be deemed part of such Plan as if originally included therein.

I hereby certify that the foregoing Plan was duly adopted by the Executive Committee of the Board of Directors of Silver Star Properties REIT, Inc. on August 3, 2023, and approved by the Managing General Partner of Hartman XX Limited Partnership on August 3, 2023.

_/s Michael Racusin, Secretary________